Exhibit 99.15

• Reconta Ernst & Young S.p.A.

AUDITORS’ REPORT ON THE RATIO FOR THE ASSIGNMENT OF SHARES IN RESPECT OF THE PROPORTIONAL DEMERGER OF THE EQUITY INVESTMENT OF BANCA FIDEURAM S.p.A. IN FIDEURAM VITA S.p.A. AND TRANSFER TO SANPAOLO IMI S.p.A.

PURSUANT TO ARTICLE 2501 SEXIES AS REFERRED TO BY ARTICLE 2506 TER OF THE ITALIAN CIVIL CODE

• Reconta Ernst & Young S.p.A.	• Tel. (+39) 06 324751
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AUDITORS’ REPORT ON THE RATIO FOR THE ASSIGNMENT OF

SHARES IN RESPECT OF THE PROPORTIONAL PARTIAL

DEMERGER OF THE EQUITY INVESTMENT OF BANCA

FIDEURAM S.p.A. IN FIDEURAM VITA S.p.A. AND TRANSFER TO

SANPAOLO IMI S.p.A.

pursuant to Article 2501 sexies as referred to by Article 2506 ter of the Italian Civil Code

To the Shareholders of
Banca Fideuram S.p.A.

1.                                       Objective, subject and scope of the engagement

We have been appointed by the Court of Rome on 26 April 2004 to prepare the expert report, in accordance with Article 2501 (sexies) as referred to by Article 2506 (ter) of the Italian Civil Code, on the ratio for the assignment of ordinary shares of Sanpaolo IMI S.p.A. (hereinafter “SPIMI”) to the shareholders of Banca Fideuram S.p.A. (hereinafter “Banca Fideuram” or the “Demerged Company”), other than SPIMI, in respect of the proportional demerger of the equity investment held by Banca Fideuram in Fideuram Vita S.p.A. (hereinafter “Fideuram Vita”).  To this end the Board of Directors of Banca Fideuram has provided us with the proposed proportional demerger project together with a report prepared by the Board which identifies, explains and justifies the assignment ratio in terms of Article 2501 (quinquies) as referred to by Article 2506 (ter) of the Italian Civil Code, and the balance-sheet situation as of 31 December 2003 of the Demerged Company, represented by its financial statements as at 31 December 2003 as approved by the General Meeting of Shareholders on 23 April 2004.

The proposed demerger project will be subject to approval by an Extraordinary General Meeting of Shareholders of Banca Fideuram to be held on 29 June 2004 or at second calling on 30 June 2004 if required.  Similarly, the shareholders of SPIMI will also be required to approve the project at an Extraordinary General Meeting to be held on 29 June 2004 or at second calling on 30 June 2004 if required.

The auditing firm PricewaterhouseCoopers S.p.A. has been appointed to prepare a similar report for SPIMI.

In order to provide the shareholders of Banca Fideuram with information on the share assignment ratio, this report indicates the valuation methods adopted by

• Reconta Ernst & Young S.p.A.
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the Board of Directors in determining the ratio as part of the demerger process and valuation difficulties they encountered.  It also contains our opinion as to whether, under the circumstances, such methods are reasonable and not arbitrary, and on the relative importance attributed by the Board of Directors to each method and on their proper application.

In examining the valuation methods adopted by the Board of Directors with the assistance of their Professional Advisors, we have not performed an economic valuation of the Company involved in the demerger.  This was done by the Board of Directors and the Professional Advisors appointed by them.

2.                                       Summary of the transaction

On 13 February 2004, the Board of Directors of Banca Fideuram approved a project to strengthen its strategic position as a bank specialized in financial consulting and private banking.  The project forms part of the concentration of the insurance companies in the Sanpaolo IMI Group in a unified life and casualty insurance line of business.

The main steps in the concentration process, which is subject to approval by ISVAP, the Italian insurance industry regulator, and the authorization of the Bank of Italy, in their areas of respective competence, involve the following operations, which will essentially by carried out simultaneously:

•                                          the demerger of the equity investment held by Banca Fideuram in Fideuram Vita and its transfer to SPIMI;

•                                          the demerger of the equity investment held by Sanpaolo IMI Wealth Management S.p.A. in Sanpaolo Vita S.p.A. and its transfer to Noricum Vita S.p.A., a company controlled by SPIMI;

•                                          the merger of Fideuram Vita and Sanpaolo Vita S.p.A. into Noricum Vita S.p.A..

On 18 May 2004 the Boards of Directors of Banca Fideuram and SPIMI approved the demerger project that:

•                                          determines the ratio for the assignment to the shareholders of Banca Fideuram other than SPIMI of the ordinary SPIMI shares backing the demerger on the basis of their respective balance-sheet situations, represented by the financial statements as at 31 December 2003 approved by the General Meetings of Shareholders on 22 April 2004 and 29 April 2004 respectively;

•                                          envisages the reduction of the shareholders’ equity of Banca Fideuram from €795,600,752.12 (book shareholders’ equity as at 31 December 2003 net of the allocation of net income for 2003) to €570,451,869.62 as follows:

•                                          reduction of the par value of each ordinary share from €0.26 a €0.19, for a maximum of €68,620,339.48;

•                                          reduction of the legal reserve from €50,975,109.33 to €37,251,041.43;

•                                          reduction of the revaluation reserve from €12,254,252.71 to €8,786,393.62;

•                                          elimination of the share premium account of €52,736,602.40;

•                                          reduction of the extraordinary reserve from €171,967,398.59 to €85,367,384.96.

•                                          provides for the issue of a maximum of 26,290,836 new ordinary shares of SPIMI with a par value of €2.80 each, to be assigned to the shareholders of Banca Fideuram other than SPIMI in the ratio of 0.07470 ordinary SPIMI shares for every Banca Fideuram share with an original par value of €0.26, with a consequent capital increase by SPIMI.

The demerger will take effect as from the last of the dates of entry in the Company Register or from any subsequent date established in the demerger instrument.  The ordinary SPIMI shares to be assigned to the shareholders of Banca Fideuram other than SPIMI will bear the same rights as the ordinary SPIMI shares currently in circulation and will have normal dividend rights.

For the purposes of this report on the appropriateness of the share assignment ratio for the proportional demerger and transfer to SPIMI of the equity investment in Fideuram Vita held by Banca Fideuram we have assumed that the operations envisaged in the concentration project described above, which at this time have not been implemented, will be completed in the manner specified by the Board of Directors.  As described in the Board’s report, although the demerger of the equity investment held by Sanpaolo IMI Wealth Management S.p.A. in Sanpaolo Vita S.p.A. and transfer to Noricum Vita S.p.A. and the merger Fideuram Vita and Sanpaolo Vita S.p.A. into Noricum Vita S.P.A. are separate operations, they are an integral part of a single project and will be approved in a single context.  The execution of the demerger considered by this report is subject to approval by ISVAP and authorization by the Bank of Italy, in their respective areas of competence, and the completion of all of the operations listed above.

3.                                       Documentation utilized

In performing out work, we obtained directly from Banca Fideuram, Fideuram Vita and SPIMI such documentation and information as was considered useful in the circumstances.  We analyzed such documentation as was made available to us for this purpose and, in particular:

a)                                      The proposed demerger project and the reports of the Boards of Directors of Fideuram and SPIMI addressed to their respective Extraordinary

General Meetings which, on the basis of the balance-sheet situation as at 31 December 2003, propose a ratio for the assignment of shares as follows:

0.07470 ordinary shares (with a par value of €2.80) of SPIMI for each Banca Fideuram share.

The assignment ratio was determined by the Boards of Directors of the two banks involved in the demerger using the elements provided in the valuation reports prepared by their respective advisors as described at point b) below.

b)                                     The valuation report for the share assignment ratio dated 18 May 2004 as prepared by Citigroup Global Markets Limited (hereinafter the “Professional Advisors”) acting in their capacity as advisors to the Board of Directors of Banca Fideuram.  The engagement to prepare the analogous valuation report for SPIMI was awarded by the Board of that company to Goldman Sachs International and J.P. Morgan Chase & Co..

The report of the Professional Advisors sets out in detail the valuation criteria adopted, why they were chosen and the amounts resulting from their being used.

c)                                      The following documentation was used by the Professional Advisors to prepare their valuation report and, subsequently, within the scope of our engagement, also examined by us:

•                                          The statutory financial statements of SPIMI and Fideuram Vita as at 31 December 2002 and 2003 and the statutory financial statements as at 31 December 2002 and 2003 of Fideuram Assicurazioni S.p.A. (hereinafter also “Fideuram Assicurazioni”) accompanied by the respective reports of their Boards of Directors, Boards of Statutory Auditors and respective auditing firms;

•                                          The statutory and consolidated half-year reports as at 30 June 2002 and 2003 of SPIMI accompanied by the report on the limited audit conducted by the auditors PricewaterhouseCoopers S.p.A.;

•                                          The consolidated quarterly reports for 2003 of SPIMI;

•                                          The consolidated quarterly report as at 31 March 2004 of SPIMI;

•                                          The distribution agreement between Banca Fideuram and the “Insurance Pole” being established (the insurance company controlled by SPIMI that will be formed out of the merger of Sanpaolo Vita S.p.A. and Fideuram Vita into Noricum Vita S.p.A.), whose content was approved by the Board of Directors of Banca Fideuram on 18 May 2004, containing the terms and conditions governing relations between the two companies with regard to the promotion and distribution of insurance products and services by Banca Fideuram (hereinafter the “Distribution Agreement”);

•                                          The premium income forecast of Fideuram Vita for the years 2004 – 2006 provided by the management of Banca Fideuram;

•                                          The report entitled “Actuarial valuation of Fideuram Vita S.p.A. at 31 December 2003” prepared by Tillinghast – Towers Perrin (hereinafter “Tillinghast”) on the basis of the engagement awarded jointly by SPIMI and Banca Fideuram;

•                                          The report entitled “Fideuram Assicurazioni S.p.A. – Independent valuation of the claims reserve and calculation of the appraisal value at 31 December 2003” prepared by Tillinghast on 23 December 2003 on the basis of the engagement awarded jointly by Banca Fideuram and Fideuram Vita;

•                                          The contract made on 8 March 2004 between Fideuram Vita and Banca Fideuram for the sale of Fideuram Assicurazioni;

•                                          The stock market performance of ordinary SPIMI shares over an appropriate time period;

•                                          Publicly available information on Banca Fideuram and SPIMI and information on recent operations with a similar subject or structure as the demerger.

d)                                     We also examined the additional documentation as follows:

•                                          Statutory and consolidated financial statements for 2002 and 2003 of Banca Fideuram accompanied by the respective reports of the Board of Directors. Board of Statutory Auditors and the auditors PricewaterhouseCoopers S.p.A.;

•              The consolidated quarterly report as at 31 March 2004 of Banca Fideuram and the Outturn for the first quarter of 2004 of Fideuram Vita;

•                                          The current bylaws of Banca Fideuram, SPIMI and Fideuram Vita and the text of proposed amendments to those bylaws;

•                                          The stock market performance of the shares of Banca Fideuram over an appropriate time period and earnings forecasts of market analysts;

•                                          The stock market performance and earnings and balance-sheet forecasts for a sample of listed banks;

•                                          The document “Provisional Outturn 2003, Budget 2004, Forecast 2005” approved by the Board of Directors of Banca Fideuram on 12 December 2003;

•                                          The “Framework agreement for the demerger by Banca Fideuram S.p.A. of its equity investment in Fideuram Vita S.p.A. and transfer to Sanpaolo IMI S.p.A.”, signed by Banca Fideuram and SPIMI on 18 May 2004;

•                                          The “Appraisal report on the estimation of the market value of real estate owned by Fideuram Vita S.p.A. located in Rome” prepared by Valtech S.r.l. and dated 29 April 2004;

•                                          The detailed calculations of the Professional Advisors used to determine the share assignment ratio;

•                                          The application submitted by SPIMI to the Bank of Italy to obtain approval of the demerger dated 20 April 2004 and the subsequent amendment of 19 May 2004;

•                                          Report on the determination of the share assignment ratio dated 18 May 2004 issued by Goldman Sachs International and J.P.  Morgan Chase & Co acting in their capacity as advisors to the Board of SPIMI;

•                                          Accounting and statistical information and any other information considered relevant to the purposes of this report.

We also have obtained representations that, as far as the management of Banca Fideuram is aware, there have been no significant changes to the figures and information which we considered during our analysis and that no events have occurred that might cause significant changes in the parameters used in determining the share assignment ratio.  Analogous representations were made by the management of SPIMI to PricewaterhouseCoopers S.p.A. and made available to us.

4.                                       Valuation methods adopted by the Board of Directors to determine the share assignment ratio

The Board of Directors and the Professional Advisors, considering the importance and complexity of the demerger operation, which is part of a unitary project to combine the insurance companies of the Sanpaolo IMI Group, considered it appropriate to identify individual valuation methods which, as well as being in accordance with consolidated theory and best practice, enable the two companies to be valued on a consistent basis.

In this context, the Board of Directors, with the support of the Professional Advisors, identified the most appropriate methods, which adopt criteria acknowledged as among the most appropriate and effective in view of the distinctive characteristics of Fideuram Vita and SPIMI, the type of business in which they are engaged and their reference markets as well as valuation methods adopted by others in similar operations.  The methods adopted took account of the fact that the equity investment held by Banca Fideuram regards an unlisted company operating in the life insurance sector, while the shares involved in the share assignment represent a minimal part of the capital of a listed company operating in the banking sector.

The Board of Directors also took account of the completion subsequent to 31 December 2003 of the sale by Banca Fideuram of its 100%-stake in Fideuram Assicurazioni to Fideuram Vita.

In view of the foregoing, the following methods were adopted.

Fideuram Vita

The valuation methods adopted to determine the value of Fideuram Vita are generally accepted and utilized in national and international valuation practice for the insurance sector:

•                  appraisal value; and

•                  comparable transactions multiples.

The appraisal value approach was considered by the Board of Directors to be the most significant method since it makes it possible to determine the value of the equity holding on the basis of an actuarial analysis and the forecast performance of Fideuram Vita, taking account of the Distribution Agreement.  The Board of Directors of SPIMI reached the same conclusion: in consideration of the specific features of the operation and the companies involved, they adopted (in concurrence with their own advisors) the appraisal value approach to value the economic capital of Fideuram Vita.

Analysis of comparable transaction multiples was used to check the findings of the appraisal value method.

Under the appraisal value approach, the value of an insurance company is estimated on the basis of the following elements:

•                  embedded value, which is an estimate determined using actuarial techniques equal to net adjusted assets plus the value of the existing portfolio of policies (value-in-force, “VIF”) at the valuation date:

•                  goodwill, represented by the net present value of the profits generated by new business over a specified time period.

In particular, embedded value expresses the value of the economic capital of an insurance company as a function of the following elements:

•                  adjusted net assets, that is net assets adjusted to express balance-sheet items at present value;

•                  the amount of VIF, i.e. the present value of profits on the existing portfolio of policies at the valuation date on the basis of the estimates made by Tillinghast.

With reference to the existence of two classes of shares making up the capital of Fideuram Vita, the Board of Directors, taking account of the characteristics of the preference shares and the indications of the Professional Advisors, treated the preference shares as ordinary shares in determining the share assignment ratio.

The comparable transactions multiples approach is based on an analysis of corporate events in the Italian insurance market involving companies considered comparable to Fideuram Vita.  The method involves the calculation of ratios (multiples) between the prices paid in such operations and various balance-

sheet, earnings and actuarial aggregates of the company involved.  In this case, the ratios so obtained were applied to the embedded value of Fideuram Vita to obtain the present value of the company.

SPIMI

In order to estimate the value of the ordinary SPIMI shares, the Board of Directors took account of the indications of the Professional Advisors and the following considerations:

•                  the ordinary shares of SPIMI are listed on the Electronic Share Market (MTA) organized and operated by Borsa Italiana S.p.A.;

•                  the capitalization of SPIMI makes it one of the largest Italian companies;

•                  the volume of daily trading in ordinary SPIMI shares demonstrates that the shares are highly liquid;

•                  the main financial intermediaries regularly publish research on SPIMI, thereby contributing to the dissemination of the information and analysis necessary to ensure that the market price adequately reflects the value of the stock; and

•                  the shares to be assigned to the shareholders of Banca Fideuram are only a minimal part of the share capital of SPIMI.

The following methods were therefore adopted:

•                  the market method; and

•                  the public company multiples method.

The Board of Directors, taking account of the recommendations of the Professional Advisors, adopted the market method as the main valuation method for estimating the value of ordinary SPIMI shares.  The Board of Directors of SPIMI reached the same conclusion: taking account of the recommendations of their advisors, in consideration of the high liquidity of SPIMI shares, their use as the medium of payment in the demerger and the broad consistency of the results produced by other valuation methods prompted the choice of the market approach in valuing the economic capital of SPIMI.

Analysis of public company multiples was used to check the findings of the market method.

The market method expresses the value of the company in terms of its market capitalization determined on the basis of the securities representing ownership of the company traded on regulated markets.  The approach is considered essential in valuing listed companies when average trading volumes are substantial.

In applying this criterion, it is necessary to reconcile the need to mitigate the impact of the volatility of daily prices by observing prices over a sufficiently long period with that of using a current values that is truly indicative of the recent market value of the company.  In this case, the average of official prices in the last month (with a reference date of 17 May 2004) was adopted.

In addition, taking account of the fact that on 29 April 2004 the Shareholders’ Meeting of SPIMI approved the distribution of a dividend and in view of the timing of the demerger, the calculation of the assignment ratio was based on the official stock exchange prices net of the economic effect of the payment of the dividend (the ex dividend value of the shares).

Under the public company multiples approach the value of a company is determined by comparing it with market information on companies with similar characteristics.

The method involves the determination of multiples calculated as the ratio of the share price to profit/loss, balance-sheet and financial aggregates of a selected sample of companies comparable to the company being valued. In applying this method, used by the Board of Directors as a control method, the multiples so obtained are compared, in order to determine their relative alignment, with the corresponding aggregates of the company being valued, subject to possible adjustments for contingent differences between the companies in the sample and the company being valued.

5.                                       Valuation problems encountered by the Board of Directors

The Board of Directors encountered the following valuation problems:

•                  the lack of a significant sample of listed companies comparable to Fideuram Vita at both the national and international levels limited the applicable valuation methods;

•                  the profitability of Fideuram Vita is especially sensitive to the commission payout mechanisms established between the distribution networks and the company itself. This makes it difficult to compare Fideuram Vita with other companies operating in the same sector;

•                  the commission mechanisms mentioned above were changed in 2003, interrupting the historical earnings profile of Fideuram Vita. The Distribution Agreement that Banca Fideuram and the Insurance Pole intend to sign further modifies commission payout ratios and hence the future earnings outlook for Fideuram Vita;

•                  the financial plan of Banca Fideuram for 2003-2005, approved by the Board on 12 December 2003, was drafted prior to the signing of the Distribution Agreement between Banca Fideuram and the Insurance Pole that the parties intend to sign; and

•                  the share capital of Fideuram Vita is composed of two categories of shares.

6.                                       Result of the valuation performed by the Boards of Directors

On the basis of the criteria outlined in section 4 above, the following value ranges were calculated for the value of the equity investment being demerged and the shares of SPIMI:

Values	Minimum	Maximum

Fideuram Vita (millions of €)

• Appraisal value method	654	703
• Comparable transactions multiples method	603	724

Ordinary SPIMI shares (in €)

• Market method	9.27*

*            Ex dividend value per share resulting from the average of official stock exchange prices of ordinary SPIMI shares in the last month (reference date of 17 May 2004)

For SPIMI, the Board of Directors only explicated the results of the market method since, on the basis of the indications of the Professional Advisors, the values were not substantially different from those obtained using the public company multiples criterion.

In order to determine the share assignment ratio, the maximum and minimum values for the economic capital of Fideuram Vita, as calculated using the main method (appraisal value), were divided by the total number of Banca Fideuram shares, equal to 980,290,564, and further divided by the value of the ordinary SPIMI share as determined using the market method.

The range of assignment ratios as determined above ran from 0.0720 to 0.0774 ordinary SPIMI shares for each Banca Fideuram share.

The Board of Directors, on the basis of the results calculated by the Professional Advisors, set the following assignment ratio:

0.07470 ordinary SPIMI shares for each Banca Fideuram share.

7.                                       Work done on the documentation utilized

The statutory and consolidated financial statements of Banca Fideuram and SPIMI and the statutory financial statements of Fideuram Vita as at 31 December 2003 were audited by PricewaterhouseCoopers S.p.A.; we obtained information on the work done and the results obtained from that firm.

We met with the management of the Demerged Company and examined the consolidated quarterly reports as at 31 March 2004 of Banca Fideuram and SPIMI and the outturn for the first quarter of 2004 of Fideuram Vita to obtain information on events subsequent to the balance-sheet date that could have a significant impact on the determination of the figures being examined here.

As regards the premium income plan of Fideuram Vita for 2004 – 2006 provided by the management of Banca Fideuram, while considering the inherent uncertainty and limits of any type of forecast, we discussed the criteria used to prepare such forecasts with the Demerged Company, taking account of the Distribution Agreement.

We also discussed the methodological criteria used and the technical, economic and financial parameters of the valuation models adopted in the actuarial valuations of Fideuram Vita and Fideuram Assicurazioni as at 31 December 2003 prepared by Tillinghast.  This examination was carried out in order to ascertain whether the valuation criteria used by the Board of’ Directors and the Professional Advisors were appropriate to the objectives of the valuation process.

8.                                       Work done on the methods used to determine the ratio of the assignment of shares

We conducted a critical examination of the methodology adopted by the Board of Directors, also on the basis of the indications of the Professional Advisors, to determine the economic value of the companies involved and, thus, the share assignment ratio, verifying its technical appropriateness in the circumstances.

We also performed the following procedures:

•                                          verified the completeness and consistency, compatibly with the characteristic features of SPIMI and Fideuram Vita, of the Directors’ processes in fixing the assignment ratio for the shares;

•                                          performed sensitivity analysis in relation to the valuation methods adopted, considering the most recent information available for stock exchange prices, in order to ascertain the extent to which the assignment ratio would be influenced by changes in the hypotheses and parameters used in the estimation report;

•                                          checked that the Figures used are consistent with the sources of reference and with the “documentation utilized” as described in section 3 above;

•                                          checked the arithmetical accuracy of the calculations used for the determination of the ratio for the assignment of shares by applying the valuation criteria adopted by the Board of Directors and the Professional Advisors;

•                                          obtained representations that, as far as the management of Banca Fideuram is aware, there have been no significant changes to the figures and information which we considered during our analysis and that no events have occurred that might cause significant changes in the parameters used in determining the assignment ratio;

•                                          met with the Professional Advisors to discuss their activities, the difficulties encountered and the solutions adopted.

Finally, we examined and discussed the estimation report for the assignment ratio for SPMI shares prepared by Goldman Sachs International and J.P. Morgan Chase & Co in their capacity as advisors to the Board of Directors of SPIMI, which provides a detained exposition of the valuation methods adopted, the reasons they were chosen and the values obtained by their application.

9.                                       Comments on the suitability of the methods used and the accuracy of accounting estimates.

With reference to this engagement we wish to draw attention to the fact that the principal purpose of the decision process used by the Boards of Directors and the Professional Advisors was to arrive at an estimate of relative values of the demerged equity investment and the ordinary shares of SPIMI by applying uniform criteria for the purposes of the determination of the ratio for the assignment of shares.  As a result, the resulting estimates are not intended for any other purpose.  In this case the Board of Directors took account of the fact that Fideuram Vita is unlisted company operating in the life insurance sector, while the ordinary SPIMI shares are those of a listed company operating in the banking sector.

Thus noted, the methods developed by the Board of Directors for the operation in question are commonly accepted and used in both the banking and insurance sectors.  In particular:

•                                          for SPIMI, considering the high degree of liquidity of the ordinary shares and their use as the medium of payment in the demerger, the Board of Directors emphasized the use of market methods to determine the value of the ordinary SPIMI shares.  Specifically, it selected the market method as the principal approach and the public company multiples approach as the control method.  As regards the stock exchange price, the Board of Directors adopted a one-month time frame to minimize the effects of any price volatility, while the price/earnings ratio of a sample of listed Italian banks was used for the public company multiples approach;

•                                          for Fideuram Vita, the main method used by the Board of Directors was the appraisal value approach, which has a consolidated basis in theory and practice in the insurance sector.  The control method adopted by the Board of Directors was a market-based approach represented by comparable transactions, which is commonly used by financial analysts to value companies involved in major corporate events.

10.                                 Specific limitations encountered by the auditors in carrying out the engagement:

The limitation and difficulties encountered in carrying out the engagement are summarized as follows.

Use of markets values.  The application of market-based methods involved the use of market references, such a stock exchange prices and recent comparable transactions, which are subject to significant variations that tend to be larger than the parameters used in analytical methods.  Market prices reflect various factors associated with the economic cycle, external variables and specific circumstances regarding the listed company.

Use of forecasts. The valuations carried out by the Board of Directors with the assistance of the Professional Advisors are also based on methods that use economic projections and estimates of growth rates.  As a result, market volatility could alter the forecasting scenario and macroeconomic indicators.

Valuation difficulties encountered by the Board of Directors.  The Board of Directors encountered difficulties in estimated the values indicated in section 5 above.  We considered these difficulties in the course of our work.

The above valuation difficulties were examined carefully in preparing this report on the suitability of the assignment ratio.

11.                                 Conclusions:

Based on the documentation we have examined and the procedures described above, and considering the nature and extent of our work as described in this report, we believe that the valuation methods adopted by the Directors based upon the advice of their Professional Advisors are, under the circumstances, reasonable and not arbitrary and have been correctly applied by them in their determination of the assignment ratio equal to 0.07470 ordinary shares (with a par value of €2.80) of Sanpaolo IMI S.p.A. for each share of Banca Fideuram S.p.A. contained in the proposed demerger project.

Rome, 25 May 2004

Reconta Ernst & Young S.p.A.
signed by: Guido Celona, Partner